Exhibit 99.1

INmune Bio, Inc. Spotlights Key Findings in Presentations at AD/PD™ 2022

INmune Bio, Inc.

International Conference on Alzheimer’s and Parkinson’s Diseases Provides New Insights into the Role of Neuroinflammation in AD and the Promise of Xpro™ for Treatment

Boca Raton, Florida, March 25, 2022 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (“INMB” or “the Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, reviews findings from data presented at AD/PD™ 2022 - International Conference on Alzheimer’s and Parkinson’s diseases. The AD/PD™ 2022 International Conference was from March 15-20 in Barcelona, Spain.

“The field of AD is changing rapidly as treatments beyond amyloid and tau are explored. Targeting neuroinflammation, the use of biomarkers, and novel clinical trial designs are changing the way drugs are developed for this challenging disease,” said R.J. Tesi, INMB’s CEO. “In my opinion, there are three key observations that put the nine presentations by INmune Bio in perspective. We remain convinced that targeting glial activation with Xpro™ is a smart strategy.”

Four of the presentations focused on white matter pathology as a key biomarker of AD pathology. A presentation by Dr. Maggie Roy of IMEKA demonstrated the use of white matter pathology (inflammation, axonal integrity and myelin) as a means for predicting progression from mild cognitive impairment (MCI) to AD in poster O039. She concluded that white matter changes in the fornix defines patients at risk for progression from MCI to AD. Determining which MCI patient is at risk for conversion to AD may revolutionize the development of therapies for dementia. The fornix is a white matter tract that connects the hippocampus with limbic system and is believed to play a key role in cognition and episodic memory recall.

INMB believes neuroinflammation plays an important role in the development and progression of neurodegeneration and synaptic dysfunction – the two key pathologies of AD. The current focus on neurodegeneration has overshadowed the importance of synaptic dysfunction in AD. Two additional INMB presentations focused on analysis of the CSF proteome in AD patients after 12 weeks of Xpro™ therapy. Among the key findings of those analyses were the improvements in synaptic function after Xpro™ therapy. At the meeting, two CSF biomarkers - Synaptotagmin-1 (SYT-1) and Synaptosomal-associated protein 25 (SNAP25) - were identified as indicators of synaptic degeneration. Analysis of data from the Company’s Phase I study showed that XPro™ 1mg/kg decreases these two biomarkers at 12 weeks, an indication of decreased degeneration of synapses.

Under the direction of Prof. Judith Jaeger, PhD, a neuropsychologist and internationally acknowledged expert on cognitive measurement in clinical trials, INMB is using the EMACC (Early AD/MCI Cognitive Composite) as the primary cognitive endpoint for its Phase II programs in AD and MCI. The EMACC was empirically derived with a team of neuropsychologists using data from four independent longitudinal cohort studies. The composite was selected for its ability to measure cognitive changes that occur in Early AD, reflecting the most relevant cognitive problems in this population. Dr. Jaeger presented on the development and validation of EMACC -- as well as the superior statistical power it affords compared with other commonly used endpoints -- in her continuing effort to educate the AD community on the use of EMACC as being an ideally suited endpoint for studies in early AD.

List of Presentations Discussed:

●	TMT Calibrator - Combined Tissue and Fluid Proteomics Supports Decision Making in an Alzheimer’s Disease Clinical Trial Program (Oral Presentation: Saturday, March 19, 2022)

●	Endpoint Selection and Power Estimates for the Primary Cognitive Endpoint in a Phase 2 Trial of XPro1595 in Alzheimer’s Disease (AD) with Inflammation (ADI) (Oral Presentation: Saturday, March 19, 2022)

●	0039 / #1059 On-Demand Symposium: Baseline Assessment of Novel White Matter Imaging Measures of Neuroinflammation, Axonal Density And Demyelination In Largescale Multicenter ADNI

●	P105 / #2191 Posters: White Matter (WM) Abnormalities Correlate with CSF Biomarkers of Microglial Activation and Pathological Tau in Alzheimer’s Disease

●	P325 / #1106 Posters: Longitudinal Assessment of Novel White Matter Imaging Measures of Neuroinflammation, Axonal Density and Demyelination in Largescale Multicenter ADNI.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is in clinical trials to determine if it can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment resistant depression (XPro). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

info@inmunenbio.com

Investor Contact:

Jason Nelson

Core IR

(301) 452-7890